                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  January 16, 1998

                             COMMNET CELLULAR INC.
               (Exact name of registrant as specified in charter)


Colorado                              0-15056                84-0924904
(State or other Jurisdiction          (Commission            (I.R.S. Employer
of Incorporation)                     File Number)           Identification No.)

8350 East Crescent Parkway                                   80111
Suite 400                                                    (Zip Code)
Englewood, Colorado
(Address of Principal
Executive Offices)



Registrant's telephone number, including area code:  (303) 694-3234
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Item 5.   Other Events.

          CommNet Cellular Inc. (the "Company") announced on January 16, 1998 that in connection with the tender offers (the "Offers") to purchase for cash all of its outstanding 11 3/4% Senior Subordinated Discount Notes due 2003 (the "Discount Notes") and all of its outstanding 11 1/4% Subordinated Notes due 2005 (the "Subordinated Notes," together with the Discount Notes, the "Notes") that it has amended the pricing, increased the consent payment for the Notes and amended the terms under which tendered Notes may be withdrawn. The Company also announced that it has extended the initial expiration date for each consent solicitation from 5:00 p.m. New York City time, on Wednesday, January 21, 1998 to 5:00 p.m., New York City time, on Friday, January 23, 1998. The original expiration date for the Offers remains unchanged and will occur on Wednesday, February 4, 1998 at 12:00 midnight, New York City time (unless extended). The Offers and consent solicitations are being made in connection with the proposed merger of AV Acquisition Corp., a Delaware corporation formed by an affiliate of Blackstone Capital Partners II Merchant Banking Fund L.P., with and into the Company pursuant to a Merger Agreement dated May 27, 1997.

          The Company has issued a press release announcing the amended pricing, increased consent payment and amended terms under which tendered Notes may be withdrawn, which press release is filed herewith as Exhibit 99.1.

          The Company announced on January 22, 1998 the total consideration to be paid for (i) each validly tendered Discount Note and properly delivered consent and (ii) each validly tendered Subordinated Note and properly delivered consent. The press release issued by the Company announcing the pricing of the Offers is filed herewith as Exhibit 99.2.


Item 7.   Financial Statements and Exhibits.

     (c)  The following exhibits are filed with this report:

          99.1   Press Release dated January 16, 1998
          99.2   Press Release dated January 22, 1998


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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        COMMNET CELLULAR INC.



Date:  January 22, 1998                 By:  /s/ Daniel P. Dwyer
                                             -------------------------------
                                             Daniel P. Dwyer
                                             Chief Financial Officer